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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
Hanover Direct, Inc.:

     We consent to the incorporation by reference in the registration statements (Nos. 2-92383, 2-94286, 33-52059, 33-52061, 33-52353, 33-52687, 33-58756,
33-58758, 33-58760, 33-66394, 333-3871, 333-02743, 333-03871, 333-13817,
333-25141, 333-51433, 333-80007, 333-91687, 333-91689, 333-88148, 333-88156 and
333-101564) on Form S-8 of Hanover Direct, Inc. of our report dated April 2, 2004 with respect to the consolidated balance sheets of Hanover Direct, Inc. as of December 27, 2003 and December 28, 2002 and the related consolidated statements of income (loss), shareholders' deficiency, and cash flows for the years then ended, and the related 2002 and 2003 consolidated financial statement schedule, which report appears in the December 27, 2003 annual report on Form 10-K of Hanover Direct, Inc.

     Our report dated April 2, 2004 contains an explanatory paragraph relating to the fact that the 2001 consolidated financial statements and financial statement schedule of Hanover Direct, Inc. were audited by other auditors who have ceased operations. Our report also refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" in 2003 and of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in 2002.

     Our report also indicates that the Company's consolidated balance sheet as of December 28, 2002 has been restated to classify certain long-term debt as current.

KPMG LLP

New York, New York
April 9, 2004